Exhibit 99.1
Protalix BioTherapeutics Sets Record Date for Annual Meeting of Shareholders
CARMIEL, Israel — September 8, 2008 — Protalix BioTherapeutics, Inc. (Amex: PLX), today announced that its board of directors has set the close of business on October 2, 2008, as the record date for shareholders entitled to receive notice of, and to vote at, the Company’s 2008 Annual Meeting of Shareholders. It is currently anticipated that the Company’s 2008 Annual Meeting of Shareholders will be held on November 9, 2008, in Tel Aviv, Israel.
The Company plans to file with the Securities and Exchange Commission (the “SEC”), and mail to its shareholders a proxy statement in connection with the 2008 Annual Meeting of Shareholders, and advises its shareholders to read the proxy statement relating to the 2008 Annual Meeting of Shareholders when it becomes available, as it will contain important information. Shareholders may obtain a free copy of the proxy statement and any other relevant documents (when available) that the Company files with the SEC via the SEC’s web site at www.sec.gov. The proxy statement and these other documents, when available, may also be obtained free of charge from the Company by directing a request to the Company at 2 Snunit Street, Science Park, POB 455, Carmiel, Israel 20100, Attention: Secretary.
The Company, its directors and named executive officers may be deemed to be participants in the solicitation of the Company’s shareholders in connection with the 2008 Annual Meeting of Shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and in the other filings by the Company with the SEC.
About Protalix BioTherapeutics, Inc.
Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is enrolling and treating patients in its pivotal phase III clinical trial in Israel, Europe the United States and other locations for its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
For additional information, contact Protalix BioTherapeutics at:
investors@protalix.com
Contact:
Marcy Strickler
The Trout Group, LLC
Telephone: 646-378-2927
Email: mstrickler@troutgroup.com